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                                                                    EXHIBIT 2(a)

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                              FORMATION AGREEMENT


                                     Among


                        TELEFONAKTIEBOLAGET L M ERICSSON


                     ERICSSON GE MOBILE COMMUNICATIONS INC.


                            ERICSSON GE HOLDING INC.


                              RAYCHEM CORPORATION


                                      and


                               RAYNET CORPORATION


                          Dated as of October 10, 1994


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                               TABLE OF CONTENTS
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                                                     ARTICLE 1

                                                    Definitions


         Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         BellSouth Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Contributed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Contributed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Environmental Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Guarantee Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Hazardous Substance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Included Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Included Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Joint Venture Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         JV Transaction Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Material Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Permitted Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Raychem Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Revolver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Tax or Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Third Party Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7


                                                     ARTICLE 2

                                        ACTIONS TO BE TAKEN AT THE CLOSING


         2.1.  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2.  Actions at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3.  Instruments of Conveyance and
               Transfer, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
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         2.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.5.  Foreign Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6.  Post-Closing Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


                                                  ARTICLE 3

                                         REPRESENTATIONS AND WARRANTIES
                                             OF RAYCHEM AND RAYNET

         3.1.  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3.  No Conflicts; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4.  Equity Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6.  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7.  Condition of the Included Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.8.  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.9.  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.10. Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.12. Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.13. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.14. Brokers and Intermediaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.15. Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.16. Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . .  17
         3.17. Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.18. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.19. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.20. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.21. Permits, Licenses, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.22. Restrictions on Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.23. Arrangements with Raychem  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.24. BellSouth Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.25. Entire Raynet Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


                                                  ARTICLE 4

                                         REPRESENTATIONS AND WARRANTIES OF
                                             ERICSSON, EGE AND EHU


         4.1.  Corporate Organization; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.2.  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.3.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.4.  Brokers and Intermediaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.5.  Restriction on Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . .  23
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                                                  ARTICLE 5

                                                  COVENANTS


         5.1.  Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.2.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.3.  Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.4.  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.5.  Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.6.  Liability for Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.7.  Reasonable Best Efforts in Good Faith
               to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.8.  Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.9.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.10. Stamp Taxes, Duties, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.11. Required Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.12. Acquisition of Rights to Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  30
         5.13. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.14. Release of BellSouth Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.15. Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                                  ARTICLE 6

                                            CONDITIONS TO CLOSING


         6.1.  Conditions to the Obligations of
               Ericsson, EGE and EHU. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2.  Conditions to the Obligations of Raychem
               and Raynet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                                                  ARTICLE 7

                                                 TERMINATION


         7.1.  Bases for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.2.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


                                                  ARTICLE 8

                                   INDEMNIFICATION, CONTRIBUTION AND SURVIVAL


         8.1.  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  38
         8.2.  Indemnification by Raychem and Raynet  . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.3.  Indemnification by Ericsson, EGE and EHU . . . . . . . . . . . . . . . . . . . . . . .  40
         8.4.  Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.5.  Limitation of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
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                                                  ARTICLE 9

                                                MISCELLANEOUS


         9.1.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.3.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.4.  Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.5.  Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.6.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.7.  Section and Other Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.8.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.9.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.10. Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.11. Benefits Only to Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.12. Consultation and Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
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                                    EXHIBITS


                 1                Joint Venture Agreement
                 2                Guarantee Agreement
                 3                Release of BellSouth Agreements
                 4                Opinion of Counsel to Raychem and Raynet
                 5                Opinion of Counsel to Ericsson, EGE and EHU


                                     ANNEXES


                 A                Included Assets
                 B                Excluded Contracts

                                    SCHEDULES


                 1                Ongoing BellSouth Arrangements

                 3.3              Raychem and Raynet consents
                 3.4              Raynet equity interests
                 3.5              Exceptions to Financial Statements
                 3.9              Changes subsequent to June 30, 1994
                 3.10             Raynet Real Property
                 3.11             Raynet litigation
                 3.12             Raynet compliance with laws, etc.
                 3.13             Raynet Material Contracts
                 3.15             Raynet Tax matters
                 3.16             Raynet Employee Benefit Plans
                 3.17             Raynet Intellectual Property Rights
                 3.18             Raynet Environmental matters
                 3.19             Raynet Insurance Policies
                 3.21             Raynet Permits, Licenses, etc.
                 3.23             Raychem Arrangements

                 4.2              EGE Conflicts, etc.
                 4.3              EGE Consents

                 5.5              Exceptions to Conduct of Business in ordinary course

                              FORMATION AGREEMENT


                 This Formation Agreement, dated as of October 10, 1994 among Telefonaktiebolaget L M Ericsson, a corporation organized under the laws of the Kingdom of Sweden ("Ericsson"), Ericsson GE Mobile Communications Inc., a corporation organized under the laws of the State of Delaware ("EGE"), Ericsson GE Holding Inc., a corporation organized under the laws of the State of Delaware ("EHU"), Raychem Corporation, a corporation organized under the laws of the State of Delaware ("Raychem"), and Raynet Corporation, a corporation organized under the laws of the State of California ("Raynet").

                              W I T N E S S E T H:

                 WHEREAS, Raychem and Ericsson desire to establish a joint venture; and

                 WHEREAS, EGE is a wholly-owned subsidiary of a corporation of which Ericsson owns all of the Class A Common Stock which is entitled to elect 80% of the directors thereof; and

                 WHEREAS, EHU is a wholly-owned subsidiary of EGE; and

                 WHEREAS, EHU and Raynet desire to form a joint venture ("JV") to carry on the business heretofore conducted by Raynet and Raynet GmbH through the contribution to JV of the Purchased Assets and the Contributed Assets and the assumption by JV of the Contributed Liabilities, all as more specifically provided herein;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  Definitions

                 For purposes of this Agreement, the following terms shall have the meanings set forth below:

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person; provided, however, that for purposes of this Agreement JV shall not be deemed to be an Affiliate of or controlled by any of the Parties.

                 "Agreement" means this Formation Agreement, as it may be amended from time to time pursuant to Section 9.1 hereof, and the Annexes and Schedules listed in the table of contents hereto.

                 "BellSouth Agreements" means the Technology Agreement between Raychem, Raynet, Raynet International, Inc. and BellSouth Enterprises, Inc. ("BellSouth"), dated June 24, 1993 and any other existing agreement or arrangement entered into by Raynet or any of its subsidiaries with BellSouth or any of its Affiliates, other than ongoing commercial arrangements described on
Schedule 1 hereto.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Contributed Assets" means the Included Assets remaining after removing therefrom the Purchased Assets.

                 "Contributed Liabilities" means each and every one of the Included Liabilities.

                 "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                 "Encumbrance" means any mortgage, deed of trust, lien, pledge, easement, hypothecation, assignment, security interest or any other encumbrance or restriction of any type whatsoever.

                 "Environmental Law" mean any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Guarantee Agreement" means the Guarantee Agreement, to be dated as of the Closing Date, among Raychem, Ericsson and JV in substantially the form attached hereto as Exhibit 2.

                 "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Included Assets" means all of Raynet's cash, marketable securities, short-term investments, accounts receivable, notes receivable, inventories of raw materials, work-in-process, finished goods, demonstration and consignment inventory, products, samples, Real Property, machinery, equipment, furniture, desks, typewriters, computers, tools, office supplies, fixtures, leasehold improvements, Intellectual Property Rights, Permits, rights under contracts and agreements, rights under Insurance Policies (other than the right to refunds of premiums), choses in action, rights to Tax refunds (other than income and franchise Tax refunds) for transactions and events occurring after June 30, 1994, goodwill as a going concern including all rights to the use of the name "Raynet," rights under express or implied warranties from suppliers, customer lists, educational and promotional materials, files, job histories, production records, laboratory and testing records, correspondence, plans, drawings, designs, patterns, computer software, employment records, the shares of stock of Raynet GmbH and all other assets of or belonging to Raynet at the Closing Date, whether or not recorded on the books of Raynet, specifically excepting and excluding, however, prepaid income taxes and rights to Tax refunds for transactions and events occurring prior to July 1, 1994, the shares of stock of Raynet's subsidiaries (other than Raynet GmbH), the stock of Raylan Corporation and rights under the contracts listed in Annex B hereto. A detailed list of all of the Included Assets (as of June 30, 1994) is set forth on Annex A hereto.

                 "Included Liabilities" means all of Raynet's liabilities and obligations as of the Closing Date, whether or not recorded on the books of Raynet, including but not limited to liabilities to Raychem and its Affiliates incurred in the ordinary course of business, accounts payable, accrued payroll and related compensation expense to employees, liabilities under the Revolver, customer deposits, liabilities for Taxes (other than income and franchise taxes) for transactions and events occurring after June 30, 1994 and liabilities under contracts, leases and agreements, specifically excepting and excluding, however, all liabilities for products sold prior to the Closing Date alleged to be defective for any reason, liabilities for alleged infringement of Intellectual Property Rights of others arising from products sold prior to the Closing Date, liabilities for income and franchise Taxes, liabilities for Taxes for transactions and events occurring prior to July 1, 1994, liabilities for amounts borrowed by Raynet prior to July 1, 1994 under the Revolver, liabilities under Environmental Laws that exist, arise or are incurred on or prior to the Closing Date, liabilities for the use of Hazardous Substances prior to the Closing Date, and liabilities under the contracts listed in Annex B hereto.

                 "Information" means all information (whether written or oral) furnished (whether before or after the date hereof) by any of the Parties or any of its Representatives to any other Party hereto or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by a Party or its Representatives in connection with its review of the transactions contemplated hereby which contain or reflect any such information, excluding information which (i) is or becomes publicly available other than as a result of disclosure by the receiving Party or its Representatives or (ii) is or becomes available to the receiving Party on a nonconfidential basis from a source (other than a Party or its Representatives) which, to the best of the receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation.

                 "Intellectual Property Rights" means patents, trademarks, trade names, product names, service marks, copyrights, applications for any of the foregoing, trade secrets, proprietary information, inventions, methods, designs, processes, manufacturing methods, procedures, formulae, know-how and all other proprietary property rights and interests including all goodwill associated therewith and any licenses relating thereto.

                 "Joint Venture Agreement" means the Joint Venture Agreement, to be dated as of the Closing Date, between EHU and Raynet in substantially the form attached hereto as Exhibit 1.

                 "JV Transaction Agreements" means the Joint Venture Agreement and the Guarantee Agreement.

                 "Material Adverse Effect" means a material adverse effect on the assets, businesses, condition (financial or otherwise), operations or prospects of Raynet and its subsidiaries considered as a whole.

                 "Material Contract" has the meaning set forth in Section 3.13.

                 "Parties" means Ericsson, EGE, EHU, Raychem and Raynet and their respective successors and permitted assigns.

                 "Permit" means any permit, license, approval or authorization of any Federal, state, local or foreign governmental or regulatory agency or authority.

                 "Permitted Encumbrance" means (i) any Encumbrance for Taxes (other than income taxes) either not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided and (ii) mechanic's, materialmen's, workmen's, warehouse-men's and other similar liens incurred in the ordinary course of business with respect to obligations which are not past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided.

                 "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

                 "Properties" means all Real Properties presently or at any time previously owned or leased by Raynet or any of its subsidiaries.

                 "Purchased Assets" means assets of Raynet having a book value (in accordance with the accounting principles followed by Raynet in its Financial Statements referred to in Section 3.5) of $40,000,000 that are selected at the Closing by Raynet from among the assets identified as Purchased Assets on Annex A hereto.

                 "Raychem Arrangements" means all agreements and arrangements between Raynet and its subsidiaries, on the one hand, and Raychem and its Affiliates (other than Raynet and its subsidiaries), on the other hand.

                 "Real Property" means any parcel of real property, together with (i) all buildings, facilities and other structures and improvements thereon, (ii) all rights, privileges, hereditaments and appurtenances benefiting or pertaining to such real property or to any of such buildings, facilities or other structures or improvements, and (iii) to the extent constituting real property under applicable law, all fixtures, installations, machinery, equipment and other property attached thereto or located thereon.

                 "Representatives" means all of the directors, officers, employees, Affiliates and other representatives (including, without limitation, financial advisors, attorneys and accountants) or agents of a Person.

                 "Return" means any return, report, estimate, declaration, information return or statement of any nature with respect to Taxes, any declaration of estimated Tax or any Tax report.

                 "Revolver" means the Revolving Credit Agreement between Raynet and Raychem International Manufacturing Corporation dated as of July 1, 1987, as amended.

                 "Tax" or "Taxes" means any Federal, state, local or foreign income, business, occupation, environmental, gross receipts, ad valorem, alternative or add-on minimum tax, profits, severance, franchise, license, transfer, sales, use, value added, payroll, employment, withholding, property (real or personal), production, excise and similar taxes (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions).

                 "Third Party Claim" means any claim made by any third party which is to be the basis for a claim for indemnification hereunder.


                                   ARTICLE 2

                       ACTIONS TO BE TAKEN AT THE CLOSING

                 2.1. The Closing. The closing of the transactions provided for in this Article 2 (herein called the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 U.S.A., at 10:00 a.m., local time, on the fifth business day following the satisfaction of the conditions set forth in Sections 6.1(b) and 6.2(b), or at such other time and place as the Parties shall mutually agree. The date of the Closing is referred to in this Agreement as the "Closing Date".

                 2.2. Actions at Closing. At the Closing, subject to the terms and conditions of this Agreement, the applicable Parties hereby agree to take the following actions in the following order, all of which (except (a) and (b), which shall occur first) shall be deemed to occur simultaneously:

                 (a) Raynet shall sell, convey, transfer, assign and deliver to EHU all of its right, title and interest in and to the Purchased Assets.

                 (b) In consideration of the sale of the Purchased Assets, EHU shall pay to Raynet $40,000,000.

                 (c) EHU shall contribute to JV all of its right, title and interest in and to the Purchased Assets, and JV shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

                 (d) Raynet shall contribute to JV all of its right, title and interest in and to the Contributed Assets, and JV shall assume and agree to pay, perform and discharge when due the Contributed Liabilities.

                 (e) EHU and Raynet shall execute and deliver the Joint Venture Agreement, pursuant to which each will acquire an interest in JV as specified therein.

                 (f) EHU and Raynet shall make additional capital contributions to JV in amounts equal to 51% and 49%, respectively, of that portion of the Revolver that represents amounts borrowed thereunder subsequent to June 30, 1994. Raynet's capital contribution may be in cash or by cancellation of indebtedness owed to it by JV.

                 (g) Raychem will cause the Revolver to be terminated insofar as it may permit any further borrowings by JV thereunder.

                 2.3. Instruments of Conveyance and Transfer, Etc. At the Closing, the applicable Parties will deliver the following documents:

                 (a) Raynet will deliver to EHU such deeds, bills of sale, endorsements, certificates and instruments of assignment, conveyance and transfer reasonably satisfactory in form and substance to EHU as shall be necessary to vest in EHU good and marketable title to the Purchased Assets, in each case, free and clear of any Encumbrances, except Permitted Encumbrances.

                 (b) EHU will deliver to Raynet $40,000,000 by wire transfer in same day funds for credit to Raynet, at Bank of America in San Francisco, ABA # 1210-0035-8, Account # 12337-04777.

                 (c) EHU will deliver to JV such deeds, bills of sale, endorsements, certificates and instruments of assignment, conveyance and transfer reasonably satisfactory in form and substance to the Parties as shall be necessary to vest in JV all of EHU's right, title and interest in the Purchased Assets.

                 (d) Raynet will deliver to JV such deeds, bills of sale, endorsements, certificates and instruments of assignment, conveyance and transfer reasonably satisfactory in form and substance to the Parties as shall be necessary to vest in JV good and marketable title to the Contributed Assets, in each case, free and clear of any Encumbrances, except Permitted Encumbrances.

                 (e) JV will deliver to EHU or Raynet, as the case may be, such instruments of assumption as shall be reasonably satisfactory in form and substance to the Par-ties as shall be necessary for JV to assume the Contributed Liabilities.

                 2.4. Further Assurances. If at any time at or after the Closing any Party shall consider or be advised that any further deeds, other instruments of conveyance and transfer, assignments, assumptions or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm in JV, of record or otherwise, the title to any assets, properties or rights acquired or to be acquired by reason of, or as a result of, the transfers to be effected at the Closing, or to perfect or confirm the assumption by JV of the liabilities or obligations to be assumed by it at the Closing, each of the Parties agrees to execute and deliver all such deeds, instruments, assignments, assumptions and assurances in law and to do all things necessary, desirable or proper to vest, perfect or confirm title to the applicable assets, properties or rights or to confirm the assumption of the applicable liabilities and otherwise to carry out the purposes of this Agreement.

                 2.5. Foreign Subsidiaries. From time to time after the Closing Date, Raynet's subsidiaries in the U.K., Belgium, Spain and France will make arrangements with Ericsson to sell their assets and transfer their employees to Ericsson's subsidiaries in these countries. The precise arrangements will be established by Ericsson and Raychem prior to the Closing Date.

                 2.6. Post-Closing Audit. Promptly after the Closing, the Joint Venture will assist Raynet in preparing a balance sheet which shall set forth the book value of the Included Assets and the Included Liabilities as of the Closing Date, and a profit and loss statement of Raynet and its subsidiaries (including only those operations that were attributable to the Included Assets and the Included Liabilities) for the period from July 1, 1994 to the Closing Date, in each case in accordance with the same accounting principles as those used in the preparation of the Financial Statements referred to in Section 3.5 and excluding any revaluation or readjustment as a result of the consummation of the transactions contemplated by this Agreement. Such balance sheet and profit and loss statement shall be audited by Price Waterhouse and shall be furnished, within 60 days after the Closing, in draft form, together with the notes thereto and the draft report of Price Waterhouse thereon, to EHU, which will have a 30-day period, commencing upon its receipt thereof, to complete a review thereof. If EHU shall notify Raynet of any objections thereto, such objections shall be resolved as promptly as possible. Upon resolution of any disputes relating thereto, such balance sheet and profit and loss statement shall be finalized and the report of Price Waterhouse thereon shall be signed and delivered to the Parties.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                             OF RAYCHEM AND RAYNET

                 Raychem and Raynet jointly and severally represent and warrant to Ericsson, EGE, EHU and JV as follows:

                 3.1. Corporate Organization. Raychem and Raynet are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each has all requisite corporate power and authority to own and lease its properties and to carry on its business as currently being conducted. Raynet is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to be so qualified would have a Material Adverse Effect.

                 3.2. Authority. Each of Raychem and Raynet has full power and authority to execute and deliver this Agreement and each of the other JV Transaction Agreements to which it is a party and to consummate and perform the transactions to be consummated or performed by it hereunder and thereunder.
The execution, delivery and performance by each of Raychem and Raynet of this Agreement and the other JV Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of Raychem and Raynet. This Agreement constitutes a valid and legally binding obligation of Raychem and Raynet, and each of the other JV Transaction Agreements to which Raychem or Raynet is a party when executed and delivered will constitute a valid and legally binding obligation of such company, in each case enforceable against such company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 3.3. No Conflicts; Consents. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Raychem and Raynet and the execution and delivery of each of the other JV Transaction Agreements by Raychem and Raynet to which either is a party and the consummation by Raychem and Raynet of the transactions contemplated hereby and thereby will not (i) violate any law, rule, regulation, order, judgment or decree applicable to Raychem or Raynet;

(ii) violate any provision of the certificate of incorporation or by-laws of Raychem or Raynet; (iii) result in any breach of or default under, or entitle any party to terminate, cancel or accelerate, any mortgage, indenture, lease, agreement or other contract or commitment to which Raychem or Raynet is a party or by which Raychem or Raynet or any of Raychem's or Raynet's property is bound (including, without limitation, the Material Contracts); or (iv) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance upon any of the Included Assets; and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, agency, bureau or commission, or any third party, is required to be obtained or made in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any JV Transaction Agreement or the sale or transfer of the Included Assets as contemplated hereby.

                 3.4. Equity Interests. Except as set forth on Schedule 3.4, neither Raynet nor any of its subsidiaries has any equity interest in any other corporation, joint venture, partnership or other entity.

                 3.5. Financial Statements. (a) Raynet has delivered to EGE the audited consolidated financial statements of Raynet and its subsidiaries for each of the fiscal years ended June 30, 1992, June 30, 1993 and June 30, 1994, together with the Notes to such financial statements (the "Financial Statements"). Each of the audited balance sheets included in the Financial Statements fairly presents the consolidated financial position of Raynet and its subsidiaries as of its date and each of the audited consolidated statements of operations and cash flows included in the Financial Statements fairly presents the consolidated results of operations and cash flows of Raynet and its subsidiaries for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles consistently applied (except as otherwise disclosed in the relevant Financial Statements) during the periods involved.

                 (b) Except to the extent set forth or reflected or reserved against in the balance sheet of June 30, 1994 (the "1994 Balance Sheet") included in the Financial Statements or as set forth on Schedule 3.5, as of June 30, 1994, Raynet had no liabilities or obligations, whether absolute, accrued, contingent, known, unknown or otherwise.

                 3.6. Inventory. All inventories of Raynet are, in the case of raw materials, of a quality and specification conforming to the usual standards of materials used in con-nection with the business of Raynet and, in the case of work-in-progress and finished goods, of merchantable quality, workmanship and material, and meeting all applicable contractual requirements. As of June 30, 1994, all obsolescent, discontinued and slow moving items had been written down on the 1994 Balance Sheet to realizable value on a going-concern basis in accordance with U.S. generally accepted accounting principles.

                 3.7. Condition of the Included Assets. Raynet owns all personal property reflected on the 1994 Balance Sheet and all personal property acquired by it since the date thereof (except such property as has been disposed of in the ordinary course of business consistent with past practice), free and clear of any Encumbrances, except Permitted Encumbrances. All of the physical assets, including machinery and equipment, which are Included Assets, are in good operating condition and repair, normal wear and tear excepted.

                 3.8. Accounts Receivable. All accounts receivable of Raynet or its subsidiaries shown on the 1994 Balance Sheet, and all accounts receivable arising thereafter shown in the books of Raynet, represent bona fide transactions and arose in the ordi- nary course of business and are fully collectible, except to the extent a bad debt reserve has been established for such accounts receivable.

                 3.9. Absence of Certain Changes or Events. Except as set forth on Schedule 3.9, since June 30, 1994, Raynet and its subsidiaries have conducted their businesses in the ordinary course consistent with past practice, and (i) there has not been any material adverse change in the assets, businesses, condition (financial or otherwise), operations, results of operations or prospects of Raynet or any of its subsidiaries, or any development or combination of developments which have resulted or are reasonably likely to result in any such change, (ii) neither Raynet nor any of its subsidiaries has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance), (iii) there has not been any transaction or event of the type described in Section 5.5, which, if such transaction or event occurred after the date hereof, would constitute a violation of Section 5.5, and (iv) there has not been any loss or threatened loss of any material supplier or customer of Raynet or its subsidiaries.

                 3.10. Real Property. Neither Raynet nor any of its subsidiaries has a fee interest in any Real Property. Schedule 3.10 sets forth a complete and accurate description of all Real Property in which Raynet or its subsidiaries, as the case may be, has a leasehold interest (the "Leased Properties"). Except as set forth in Schedule 3.10 and except for Permitted Encumbrances, (i) Raynet or its subsidiaries, as the case may be, has good and valid leasehold estates in the Leased Properties pursuant to the leases listed in Schedule 3.10, (ii) the leases listed in Schedule 3.10 are enforceable in accordance with their respective terms, (iii) there exists no dispute, claim, event of default or event that, after notice or passage of time or both, would become an event of default under any lease listed in Schedule 3.10, (iv) there is no condemnation, appropriation or recapture proceeding pending or, to Raynet's knowledge, threatened with respect to any Leased Property, and (v) there are no unrecorded options to purchase all or any part of any Leased Property.

                 3.11. Litigation. Except as set forth on Schedule 3.11, there is no action, claim, suit, proceeding or investi- gation ("Action") pending or, to the knowledge of Raynet, threatened against Raynet or any of its subsidiaries or relating to their respective assets or properties or against Raychem relating to Raynet. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Raynet or any of its subsidiaries or against any properties or assets of Raynet or any of its subsidiaries. There are no facts known to Raynet which could reasonably be expected to give rise to any Action with respect to which an adverse determination would be reasonably likely and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                 3.12. Compliance with Law. Except as set forth on Schedule 3.12, each of Raynet and its subsidiaries is, and has during the last three years been, in material compliance with all applicable laws, regulations, rules, orders, judgments, decrees and other requirements imposed by Federal, state, local or foreign governmental authority applicable to it in the operation or ownership of its business or the Included Assets. Except as set forth on Schedule 3.12, neither Raynet nor any of its subsidiaries has during the last three years received any notice or citation for noncompliance with any of the foregoing.

                 3.13. Contracts. Except as set forth in Schedule 3.13, neither Raynet nor any of its subsidiaries is a party to or bound by, and none of their properties, assets or operations is subject to, any contract that is of a type described below:

                 (a) any lease agreement (whether as lessor or lessee) relating to personal property, other than those lease agreements which do not in any case provide for a rental of more than $25,000 (or the equivalent in any other currency) per year;

                 (b)    any license agreement, assignment or contract
         (whether as licensor or licensee, assignor or assignee) relating to any of the Intellectual Property Rights (other than computer software used in the ordinary course of business at an annual cost of not more than $12,500);

                 (c) any employment agreement, consulting agreement or severance agreement;

                 (d) any sales order or other agreement, or group of related sales orders or other agreements, for the sale of goods, materials, supplies, machinery, capital assets or services in excess of $25,000 (or the equivalent in any other currency);

                 (e) any purchase order or other agreement, or group of related purchase orders or other agreements, for the purchase of goods, materials, supplies, machinery, capital assets or services in excess of $50,000 (or the equivalent in any other currency);

                 (f) any agreement, not covered in subsections (d) or (e) above, with any distributor, dealer, sales agent or representative providing for payments in excess of $10,000 (or the equivalent in any other currency);

                 (g) any agreement with any manufacturer, supplier or customer, not covered in subsections (d) or (e) above, with respect to the sale of merchandise, including agreements with respect to discounts, allowances, rebates or sharing of royalties providing for, or otherwise reasonably expected to require, payments in excess of $10,000 (or the equivalent in any other currency);

                 (h) any collective bargaining or other agreement with any labor union;

                 (i) any agreement granting to any Person a right at such Person's option to purchase or acquire any asset or property of Raynet with a value in excess of $10,000 (or the equivalent in any other currency), other than inventory in the ordinary course of business;

                 (j) any agreement granting any Person an Encumbrance on any Included Asset, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

                 (k) any agreement that creates a joint venture or partnership with any other Person;

                 (l) any indenture, mortgage, note, bond or other evidence of indebtedness, any credit or similar agreement under which it has borrowed any money, and any guarantee of or agreement to acquire any such obligation of any other Person;

                 (m) any agreement for the construction or modification of any building or structure or for the incurrence of any related capital expenditure involving amounts in excess of $25,000 (or the equivalent in any other currency);

                 (n) any agreement which restricts it from entering into any new or existing line of business or any agreement which contains geographic restrictions on its ability to conduct business activities;

                 (o) any contract or agreement relating to clean-up, abatement or other actions in connection with the remediation of any liabilities relating to Hazardous Substances;

                 (p) any agreement relating to the acquisition or disposition of a material amount of assets (by way of merger, consolidation, purchase, sale or otherwise);

                 (q) except as set forth on Schedule 3.3, any agreement requiring prior consent to assignment of such agreement;

                 (r)    any agreement not entered into on arms' length terms;

                 (s) any other contract material to the business of Raynet or its subsidiaries.

                 Correct and complete copies of all written contracts, agreements and licenses (and true and complete written summaries of all oral contracts, agreements and licenses) required to be listed on Schedule 3.13 (collectively referred to herein as the "Material Contracts") have been made available to EGE or its counsel before the date hereof. Except as otherwise set forth in Schedule 3.13, (i) each

Material Contract is valid, in full force and effect and enforceable in accordance with its terms, (ii) Raynet and its subsidiaries have complied in all material respects with the provisions of all the Material Contracts and are not in material default thereunder, and (iii) to the knowledge of Raynet there has not occurred any material default or material non-compliance by others under any of the Material Contracts.

                 3.14. Brokers and Intermediaries. Raychem has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, except such as would be payable by Raychem.

                 3.15. Tax Matters. (a) Except as set forth in Schedule 3.15, for periods, transactions and events occurring after June 30, 1994: (i) all Returns that are required to be filed by or with respect to Raynet or its subsidiaries, the Purchased Assets or the Contributed Assets have been duly filed and are complete and accurate in all material respects, (ii) all Taxes due on or before the Closing Date, and all Taxes due with respect to the Returns referred to in clause (i) have been paid in full, (iii) all deficiencies asserted or assessments made as a result of examinations by the Internal Revenue Service or the appropriate state, local or foreign taxing authority of the Returns referred to in clause (i) have been paid in full, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Raynet or its subsidiaries.

                 (b) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers described in Section 2.3 hereof.

                 (c) As a result of the transactions contemplated by this Agreement, neither EHU nor JV will be obligated to or will assume any obligation from Raynet or its subsidiaries to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                 (d) Except as set forth in Schedule 3.15, there are no liens or security interests on any of the assets of Raynet that arose in connection with any failure (or alleged failure) to pay any Taxes.

                 3.16. Employee Benefit Plans and Arrangements. (a) All domestic benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded) covering current employees or former employees of Raynet and domestic employees of Raynet International, Inc. (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and plans of deferred compensation (the "Benefit Plans"), are listed in Schedule 3.16(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Ericsson.

                 (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in material compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has been amended to comply with the provisions of the Tax Reform Act of 1986, or will be amended prior to the end of the remedial amendment period, and has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation relating to the Plans. To the best of their respective knowledge, neither Raychem, Raynet nor any Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                 (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Raychem, Raynet or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Raychem, Raynet and the Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof; provided that the transactions pursuant to this Agreement may result in a reportable event, which the parties agree will be timely filed.

                 (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Raynet Closing Balance Sheet. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Raychem, Raynet nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                 (e) Prior to the events contemplated by this Agreement, none of the Benefit Plans was a multiemployer plan.

                 (f) Neither Raynet nor Raynet International, Inc. has any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule 3.16. There are no restrictions on the rights of Raychem or Raynet or the Subsidiaries to amend or terminate any such Benefit Plan without incurring any liability thereunder. All liabilities for retiree medical and life benefits provided to employees retiring on or before the Closing Date will remain the responsibility of Raychem.

                 3.17. Intellectual Property. Schedule 3.17 lists all patents, trademarks, trade names, product names, service marks, copyrights and applications for any of the foregoing included in Intellectual Property Rights owned, licensed or used by Raynet or any of its subsidiaries or otherwise used in or relating to their respective businesses. Except as set forth in Schedule 3.17, none of such Intellectual Property Rights has been assigned, transferred or licensed by Raynet or any of its subsidiaries to or from any third party, and such Intellectual Property Rights are owned free and clear of all Encumbrances. All such Intellectual Property Rights registered with or issued by the United States Patent and Trademark Office or any appropriate office in other ju-risdictions have been duly registered and issued and such registrations and issued patents have been properly maintained and/or renewed in accordance with all applicable laws, rules and regulations and all fees associated therewith have been paid. Except as otherwise set forth on Schedule 3.17 and except for possible interference proceedings of which Raychem and Raynet have no knowledge, the validity, enforceability and exclusive right of Raynet and its subsidiaries to such Intellectual Property Rights have not been challenged by others, nor is there any pending or threatened claim involving any of such Intellectual Property Rights. No other Person is infringing or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of Raynet or any of its subsidiaries. Raynet has no knowledge of any infringement, misappropriation or other violation of any Intellectual Property Right of any Person which might occur as a result of the continued operation by JV of the business of Raynet and its subsidiaries as now conducted. No aspect of the Intellectual Property Rights of Raynet and its subsidiaries is subject to any outstanding order, ruling, decree, injunction, judgment or stipulation by or with any court, arbitrator or administrative agency, or any restriction or arrangement affecting the free and unrestricted use by Raynet or any subsidiary or is used contrary to the provisions of any licensing or other agreement. Raynet and its subsidiaries possess all Intellectual Property Rights necessary for the conduct of the business of Raynet and its subsidiaries as currently conducted.

                 3.18. Environmental Matters. Except as set forth on Schedule 3.18, (i) Raynet and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) the Properties do not contain any Hazardous Substance as a result of any activity of Raynet or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Raynet nor Raychem nor any of Raynet's subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Raynet or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against Raynet or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are re-quired to be filed, by Raynet or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any of the Properties as a result of any activity of Raynet or any of its subsidiaries during the time such Property was owned, leased or operated by Raynet or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Raychem or Raynet relating to the activities of Raynet or its subsidiaries which have not been delivered to EGE prior to the date hereof,
(viii) there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any Properties during the time such Property was owned, leased or operated by Raynet or any of its subsidiaries, (ix) there is no asbestos or asbestos containing material present in any Property, and no asbestos has been removed from any Property during the time such Property was owned, leased or operated by Raynet or any of its subsidiaries, (x) none of the Properties has been used at any time as a sanitary landfill or hazardous waste disposal site during the time such Property was owned, leased or operated by Raynet or any of its subsidiaries and (xi) neither Raynet, its subsidiaries nor the Properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

                 3.19. Insurance. Through insurance policies procured by Raychem, Raynet and its subsidiaries maintain insurance on their respective properties, business and personnel in amounts and covering such risks as prudent managers in similar businesses in similar circumstances would maintain, and accurate summaries of all such insurance policies (the "Insurance Policies") have been made available to EGE. Schedule 3.19 contains an accurate list of all Insurance Policies.

                 3.20. Disclosure. Neither this Agreement nor any of the schedules or other attachments hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All financial projections and forecasts prepared by Raychem and/or Raynet and delivered to EGE have been prepared in good faith using assumptions believed by Raychem and Raynet to be reasonable, and nothing has come to the attention of Raychem or Raynet to cause them to believe that such assumptions are no longer reasonable.

                 3.21. Permits, Licenses, Etc. Raynet and its subsidiaries possess all material Permits currently required for the operation of their respective businesses and all such Permits are in full force and effect and are complied with in all material respects. Schedule 3.21 sets forth a complete and accurate list of all material Permits of Raynet and its subsidiaries. Except as set forth in Schedule 3.21, neither Raychem nor Raynet nor any of its subsidiaries has received written notice or otherwise has knowledge that any governmental or regulatory agency or authority contemplates or intends to cancel or terminate any material Raynet Permit and, except as set forth on
Schedule 3.21, no consent or approval of any governmental or regulatory agency or authority is required under any such material Raynet Permit in connection with the transactions contemplated by this Agreement. Neither Raynet nor any of its subsidiaries has engaged in any activity which is reasonably likely to cause a revocation or suspension of any material Permit.

                 3.22. Restrictions on Conduct of Business. Neither Raychem nor Raynet nor any of its subsidiaries is a party to any noncompetition agreement or other restriction or prohibition which, following the Closing, would restrict or prohibit the JV from conducting the business of Raynet and its subsidiaries as presently conducted.

                 3.23. Arrangements with Raychem. Schedule 3.23 sets forth an accurate summary of all of the Raychem Arrangements, including the type of services provided, the cost to Raynet of such individual services and the aggregate cost to Raynet of such services for the fiscal year 1993-1994.
Schedule 3.23 also sets forth the amounts outstanding pursuant to the revolving credit agreement between Raynet and Raychem and pursuant to any other financing arrangement between Raynet and its subsidiaries, on the one hand, and Raychem and its Affiliates (other than Raynet) on the other hand. Except as set forth on Schedule 3.23, (i) each Raychem Arrangement is valid, in full force and effect and enforceable in accordance with its terms, and (ii) each party thereto has complied in all material respects with the provisions of the Raychem Arrangements and is not in material default thereunder.

                 3.24. BellSouth Agreements. The execution and performance of the Settlement and Release Agreement described in Section 5.14 will have no adverse effect whatsoever upon JV.

                 3.25. Entire Raynet Business. The Included Assets and the Included Liabilities are sufficient to enable JV to carry on after the Closing the business of Raynet and Raynet GmbH as presently conducted.


                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                             ERICSSON, EGE AND EHU

                 Ericsson, EGE and EHU jointly and severally represent and warrant to Raychem, Raynet and JV as follows:

                 4.1. Corporate Organization; Authority. Ericsson, EGE and EHU are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Ericsson, EGE and EHU has full power and authority to execute and deliver this Agreement and each of the other JV Transaction Agreements to which it is a party and to consummate and perform the transactions to be consummated or performed by it hereunder and thereunder. The execution, delivery and performance by each of EGE and EHU of this Agreement and the other JV Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of EGE and EHU. The execution, delivery and performance by Ericsson of this Agreement and the other JV Transaction Agreements to which it is a party is subject to approval by Ericsson's Board of Directors. This Agreement constitutes a valid and legally binding obligation of EGE and EHU, and each of the other JV Transaction Agreements to which Ericsson, EGE or EHU is a party, and this Agreement when duly authorized by Ericsson, when executed and delivered will constitute a valid and legally binding obligation of such company, in each case enforceable against such company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 4.2. No Conflicts. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by Ericsson, EGE and EHU and the execution and delivery of each of the other JV Transaction Agreements by Ericsson, EGE and EHU to which either is a party and the consummation by Ericsson, EGE and EHU of the transactions contemplated hereby and thereby will not (i) violate any law, rule, regulation, order, judgment or decree applicable to Ericsson, EGE or EHU; (ii) violate any provision of the certificate of incorporation, by-laws or other charter documents of Ericsson, EGE or EHU; or
(iii) result in any breach of or default under, or entitle any party to terminate, cancel or accelerate, any mortgage, indenture, lease, agreement or other contract or commitment to which Ericsson, EGE or EHU is a party or by which Ericsson, EGE or EHU or any of Ericsson's, EGE's or EHU's property is bound.

                 4.3. Consents. Except as set forth on Schedule 4.3, no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, agency, bureau or commission or any third party is required to be obtained or made by Ericsson, EGE or EHU in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any JV Transactions Agreement.

                 4.4. Brokers and Intermediaries. Neither Ericsson, EGE nor EHU has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

                 4.5. Restriction on Conduct of Business. Neither Ericsson, EGE nor EHU nor any of their subsidiaries is a party to any non-competition agreement or other restriction or prohibition which, following the Closing, would restrict or prohibit JV from conducting the business of Raynet and its subsidiaries as presently conducted.


                                   ARTICLE 5

                                   COVENANTS

                 5.1. Access to Books and Records. Prior to the Closing Date, EGE and EHU may, through their Representatives, make or cause to be made such investigations as they may deem necessary or advisable regarding the businesses, assets, liabilities, books and records to be transferred at the Closing to EHU or JV or to be held after the Closing by JV, provided that such investigation shall not unreasonably interfere with the conduct of the businesses of Raychem or Raynet, as the case may be. Upon reasonable notice to Raychem or Raynet, Raychem or Raynet, as the case may be, will make reasonable arrangements to grant to all such employees, agents and representatives (including without limitation as aforesaid) full access to the aforesaid businesses, assets, liabilities, books and records, and the personnel having custody of or otherwise knowledgeable in respect to any of the foregoing, it being understood that all information disclosed pursuant to this Section 5.1 in connection with such investigations shall be subject to the Confidentiality Agreement. No such investigation shall have any effect on the representations, warranties, covenants or agreements of the Parties hereto.

                 5.2. Confidentiality. It is hereby agreed that, except as otherwise expressly provided herein:

                 (a) Each Party and its Representatives (i) will keep all Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph (c) below), without the prior written consent of the affected Parties hereto, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the transactions contemplated hereby; provided, however, that a Party may reveal the Information to its Representatives (i) who need to know the Information for the purpose of evaluating the transactions contemplated hereby, (ii) who are informed by such Party of the confidential nature of the Information and (iii) who agree to act in accordance with the terms hereof. Each Party will cause its Representatives to observe the terms hereof and will be responsible for any breach hereof by any of its Representatives.

                 (b) Each Party and its Representatives will not (except as required by applicable law, regulation, legal process or stock exchange regulation, and only after compliance with paragraph (c) below), without the prior written consent of the affected Parties, disclose to any Person the fact that the Information exists or has been made available, that such Party is considering the transactions contemplated hereby or any other similar transactions or that discussions or negotiations are taking or have taken place concerning the transactions contemplated hereby or any term, condition or other fact relating to the transactions contemplated hereby or such discussions or negotiations, including, without limitation, the status thereof.

                 (c) In the event that a Party or its Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information to a third party, it will notify the other Parties hereto who are affected thereby promptly so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or that such Party waives compliance with the terms hereof, the other Party will furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

                 (d) If this Agreement is terminated, at any time thereafter upon the request of a Party or any of its Representatives, the other Parties will either (i) promptly destroy all copies of the written Information in their or their Representatives' possession and confirm such destruction to the requesting Party in writing, or (ii) promptly deliver to the requesting Party, at its expense, all copies of the written Information in its or its Representatives' possession. Any oral Information will continue to be subject to the terms hereof.

                 5.3. Announcements. Upon the execution of this Agreement, Ericsson and Raychem will issue a joint press release in such form as shall be mutually agreed to. Thereafter, each of Ericsson, EGE, EHU, Raychem and Raynet agrees that, except as may be required by applicable law, regulation or stock exchange rule or except as counsel to such Party shall consider necessary in order to comply with SEC regulations regarding disclosure, it will not issue any press release or other public announcement of this Agreement or any of the transactions contemplated hereby without the prior written consent of the other (such consent not to be unreasonably withheld), nor will it, except as may be required by applicable law or regulation or stock exchange rule or except as counsel to such Party shall consider necessary in order to comply with SEC regulations regarding disclosure, publicly announce any material development relating to any of the foregoing without such prior consent (such consent not to be unreasonably withheld), provided that the foregoing shall not restrict Raychem and EGE and their respective subsidiaries from communicating with their respective employees, customers, suppliers and relevant governmental agencies as may be reasonably necessary under the circumstances.

                 5.4. Acquisition Proposals. From the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 7 hereof and (ii) the Closing Date, neither Raychem nor any of its Affiliates nor any of the respective officers and directors of Raychem or any of its Affiliates shall, and Raychem will cause its employees, agents and representatives (including without limitation any investment banker, attorney, accountant, auditor or investigator retained by Raychem or any of its Affiliates) not to, initiate, solicit or engage, directly or indirectly, in any negotiations of or concerning any inquiries or the making of any proposals with respect to any merger, consolidation, exchange, scheme of arrangement or similar transaction involving, or any sale or disposition of all or any significant portion of the assets of or any equity interest in Raynet (an "Acquisition Proposal"), or provide any confidential information or data to any Person relating to an Acquisition Proposal. Raychem will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than a Party hereto or its representatives) conducted heretofore with respect to any of the foregoing. Promptly after the Closing, Raychem will request each Person having heretofore executed a confidentiality agreement in connection with its consideration of any such transaction to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Raychem.

                 5.5. Conduct of Business. From the date hereof to the Closing, Raychem and Raynet will operate the business of Raynet and its subsidiaries only in the ordinary course of business consistent with past practice and shall use their reasonable efforts to preserve and maintain their properties, businesses and relationships with suppliers, customers, employees, agents and others having business dealings with them relating to Raynet. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement or set forth on Schedule 5.5, during the period from the date of this Agreement to the Closing, without the prior written consent of EGE, neither Raynet nor any of its subsidiaries will:

                 (a) create, incur, or assume any material debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than in the ordinary course of business consistent with past practice;

                 (b)  waive or release any rights of material value;

                 (c) transfer, sell or otherwise convey any material assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

                 (d) mortgage, pledge, subject to any lien, claim or charge or other Encumbrance (other than Permitted Encumbrances) any of its assets or in any way create or consent to the creation of any title condition affecting such assets;

                 (e)  with respect to its directors, officers or employees:

                      (i) materially increase the rate or terms of compensation payable or to become payable to any of them,

                      (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any of them,

                      (iii) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any such plan, agreement or arrangement which presently exists, to the extent applicable to any of them, or

                      (iv) enter into any written employment or severance agreement with or for the benefit of them;

                 (f) amend or terminate any Material Contract (other than the Bellsouth Agreements), other than in the ordinary course of business consistent with past practice;

                 (g) make or become obligated to make any capital expenditures or enter into any commitments therefor, except for capital expenditures not exceeding $25,000 (or the equivalent in any other currency) made in the ordinary course of business consistent with past practice;

                 (h) make any material alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected, except as required by law or generally accepted accounting principles;

                 (i) transfer, terminate or permit the lapse of or fail to pay any fee that becomes due on any of its rights under any of the Intellectual Property Rights;

                 (j) enter into any transaction or agreement of any kind between Raynet on the one hand, and Raychem or its Affiliates (other than Raynet) on the other hand or, except as provided in Section 5.9 and except in the ordinary course of business, amend, or increase the amounts outstanding under any Raychem Arrangement;

                 (k) make any tax election or compromise any national, Federal, state, provincial, local or other tax liability that could have an effect on the tax liability of JV or on EHU after the Closing;

                 (l) enter into any other transaction or take any other action other than in the ordinary course of business consistent with past practice;

                 (m)  make any payment of dividends or other distributions; or

                 (n) agree or otherwise commit to take any of the actions referred to in subsections (a) - (m) above.

                 5.6. Liability for Taxes. Raychem and Raynet shall be jointly and severally liable for and indemnify EHU and JV for all Taxes imposed on Raynet in respect of any period or periods ending, or transactions or events occurring, prior to July 1, 1994. Raychem and Raynet shall be jointly and severally liable for and indemnify EHU and JV for all income and franchise Taxes imposed on Raynet in respect of the period from July 1, 1994 to the Closing Date. The obligations of the parties set forth in this Section 5.6 shall be unconditional and absolute and shall remain in effect without limitation as to time.

                 5.7. Reasonable Best Efforts in Good Faith to Consummate. Subject to the terms and conditions herein provided, Ericsson, EGE, EHU, Raychem and Raynet each hereby covenants to the others that it shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all action necessary or desirable on its part to permit the consummation of the transactions contemplated by this Agreement and to cooperate fully with the others to that end. Raychem and Raynet will use their reasonable best efforts to obtain all consents, waivers and clearances of all third parties necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. If any contract, commitment or other agreement relating to the Included Assets (an "Assigned Contract") is by its terms or by virtue of its subject matter not assignable, or if Raynet has not been able to obtain prior to Closing the consent required to assign any Assigned Contract, and such Assigned Contract is not a contract marked on
Schedule 3.3 as a contract that must have been assigned on or before the Closing Date, Raychem and Raynet agree to use their reasonable efforts after the Closing to convey to JV the benefits thereof, including, without limitation, at the reasonable request of EHU and in such manner as EHU shall reasonably specify (so long as permitted by law and not in violation of the Assigned Contract in question), taking all such reasonable action (including without limitation appointing JV attorney-in-fact for Raynet or subcontracting with JV to effect a "pass-through" of the rights and obligations that will remain with Raynet) and doing or causing to be done all such things as shall be reasonably necessary or proper (i) to assure that the rights and obligations of Raynet under such Assigned Contract shall be preserved for the benefit of JV, and (ii) to facilitate receipt of the consideration to be received by Raynet in and under any such Assigned Contract, which consideration Raynet shall hold for the benefit of, and upon request of JV shall deliver to, JV. To the extent that any of the Included Assets are not capable of being validly assigned or transferred without the consent or waiver of the other party thereto or the issuer thereof, or if such assignment or transfer would constitute a breach thereof or a violation of any law, decree, order or governmental regulation, this Agreement shall not constitute an assignment or transfer thereof.

                 5.8. Filings. Ericsson and Raychem have filed Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions contemplated hereby and shall use their respective best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation. The Parties shall use their respective reasonable best efforts to promptly take all such action as may be necessary under United States Federal, state and other laws applicable to or necessary for the consummation of the transactions contemplated hereby, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved all documents and notifications with all governmental or regulatory authorities that it deems necessary or appropriate for the consummation of the transactions contemplated hereby. The Parties shall use their reasonable best efforts to promptly take all such actions as may be necessary or appropriate under the laws and directives of the European Union for the consummation of the transactions contemplated hereby.

                 5.9. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of financial advisors, accountants and attorneys) shall be paid (i) by Raychem, if such costs or expenses are incurred by or on behalf of Raychem or Raynet (and such costs and expenses shall not be considered Included Liabilities if incurred by Raynet), and (ii) by Ericsson, EGE or EHU, if such costs or expenses are incurred by or on behalf of Ericsson, EGE or EHU.

                 5.10. Stamp Taxes, Duties, etc. All sales, transfer, filing, recordation and similar taxes and fees (including all real estate transfer taxes and conveyance and recording fees, if any), and all stamp taxes, registration taxes, duties or other charges arising from or associated with the transactions contemplated hereby shall be borne by Raynet and shall not be included in the Included Liabilities.

                 5.11. Required Notices. At all times prior to the Closing Date, Ericsson, EGE and Raychem shall promptly, upon obtaining knowledge thereof, give written notice to each other of (i) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which will, or could reasonably be expected to, result in (x) a Material Adverse Effect,
(y) a material adverse effect on such person's or any of its Affiliates' ability to consummate the transactions contemplated hereby or to satisfy its obligations hereunder, or (z) a material breach of any representation or warranty made by such person or any of its Affiliates in this Agreement, (ii) any failure by such person or any of its Affiliates to comply in all material respects with any covenant, condition or agreement contained in this Agreement,
(iii) any material complaints, investigations, proceedings or hearings of any governmental authority or agency with respect to this Agreement, Raynet, the Included Assets or the transactions contemplated hereby, and (iv) any institution or threat of institution of any litigation or similar action with respect to this Agreement, Raynet, the Included Assets or the consummation of the transactions contemplated hereby.

                 5.12. Acquisition of Rights to Confidentiality. At the Closing, Raychem and Raynet shall assign to JV, to the extent assignable, their rights under any confidentiality agreements between or on behalf of Raychem or Raynet and

Persons other than Ericsson and any of its Affiliates that were entered into in connection with or relating to a possible sale of the business of Raynet or any part thereof, including, without limitation, the right to enforce all terms of such confidentiality agreements. At the Closing, Raychem shall deliver to JV executed copies of all such confidentiality agreements.

                 5.13. Insurance. Raynet shall keep the Insurance Policies referred to in Section 3.19 or substantially equivalent insurance policies in full force and effect up to the Closing and Raychem or Raynet shall pay all premiums in respect thereto covering all periods up to and including the Closing Date. Raynet shall assign to JV all its assignable rights and claims under all Insurance Policies of Raynet. To the extent that any claim that Raynet has or may have pursuant to such Insurance Policies is not assignable, JV and Raynet shall cooperate to pursue such claim and all amounts recovered by Raychem or Raynet pursuant to such policies shall immediately be paid to JV.

                 5.14. Release of BellSouth Agreements. Raychem and Raynet shall, at the Closing, enter into a Settlement and Release Agreement, in substantially the form attached hereto as Exhibit 5, whereby BellSouth shall
(i) fully and irrevocably release all Encumbrances it may have against the Included Assets, and (ii) acknowledge that it has no claims for royalties or any other claims whatsoever against JV, or the Included Assets.

                 5.15.  Employee Matters.

                 (a) Employment. EHU shall cause JV to employ substantially all persons who, immediately prior to the Closing Date, are (i) active employees of Raynet and domestic employees of Raynet International, Inc., (ii) inactive employees of Raynet on temporary leave due to jury duty, vacation, or annual two-week national military duty, and (iii) employees of Raychem on short-term disability, long-term disability, maternity or paternity leaves or leaves under the Family and Medical Leave Act of 1993 ("Inactive Employees").

                 Such employment shall be comparable employment and shall be effective as of the Closing Date (with the exception of employees in category (iii) above who will only be employed effective once they return actively to work, at the same base compensation rate and with generally similar responsibilities as applicable to such employees immediately prior to the Closing Date. Employees of Raynet and its subsidiaries who become em-ployees of JV are hereinafter referred to as "Transferred Employees."

                 Transferred Employees shall be entitled to participate in certain employee benefit arrangements to the extent pro- vided in subsections (b) through (g) below.

                 (b) The Raychem Employee Stock Purchase Plan shall no longer be available to any Transferred Employees effective as of the Closing Date.

                 (c) Active participation by Transferred Employees in the Taxsaver Investment Plan shall cease effective December 31, 1994. Accounts of such employees shall remain in the Taxsaver Investment Plan and be treated in accordance with the terms of that Plan.

                 (d) Notwithstanding the foregoing, the parties hereto agree that Raychem shall process the regular payrolls and perform all other related payroll maintenance and human resources information system functions as JV's agent with respect to the Transferred Employees through December 31, 1994. Raychem shall provide the Transferred Employees with benefits under all employee welfare benefit plans within the meaning of Section 3(2) of ERISA substantially the same as those provided to the Transferred Employees immediately prior to the Closing for the period beginning on the Closing Date and ending on December 31, 1994. In addition, Raychem shall be responsible for all obligations and liabilities relating to each Inactive Employee until such employee returns to work and becomes a Transferred Employee in accordance with Section 5.15.(a) The Joint Venture shall reimburse Raychem for the costs associated with such benefits on the same terms and conditions as currently in effect, subject to the additional terms in Section 5.15(g).

                 (e) Transferred Employees will continue to participate in the Raychem Pension Plan for the period from the Closing Date through December 31, 1994. Effective as of January 1, 1995, EHU or Ericsson shall cover Transferred Employees who participated in the Raychem Pension Plan under a defined benefit plan sponsored by EHU or Ericsson or its affiliates. (Such Transferred Employees are referred to hereinafter as the "Retirement Plan Employees.") The plan covering the Retirement Plan Employees (the "Transferee Pension Plan") shall
         (A) provide a benefit equal to the "frozen" accrued benefit of the Retirement Plan Employees under the Raychem Pension Plan (whether vested or unve-

         sted) as of December 31, 1994 (the "Frozen Benefit") and satisfy all legal obligations associated with such Frozen Benefit, (B) grant Retirement Plan Employees vesting service credit for service with JV for purposes of vesting in the Frozen Benefit, (C) recognize for purposes of vesting and eligibility thereunder the service of the Retirement Plan Employees which was recognized under the Raychem Retirement Plan, (D) entitle Retirement Plan Employees to earn benefit service credit under the Transferee Pension Plan from the date of entry and (E) provide, upon the transfer of assets referred to below, that the accrued benefits of the Retirement Plan Employees under the Transferee Pension Plan shall in no event be less than their accrued benefits under the Raychem Pension Plan as of the Closing Date. The Joint Venture shall reimburse Raychem in respect of the continued participation of the Retirement Plan Employees for the period from the Closing Date through December 31, 1994 at the rate of 4.35% of base compensation for such Retirement Plan Employees (the same rate currently in effect).

                 Raychem shall cause to be transferred from the trust under the Raychem Retirement Plan to the trust under the Transferee Pension Plan assets in the form of cash and cash equivalents, the value of which shall be equal to (x) the "accumulated benefit obligation" (as defined in Statement of Financial Accounting Standards No. 87) of the Retirement Plan Employees under such Raychem Retirement Plan as of December 31, 1994, calculated using the actuarial assumptions recommended by two actuaries selected by Ericsson and Raychem, respectively, and approved by Ericsson and Raychem prior to Closing or
         (y) no more than the amount permitted to be transferred in accordance with Section 414(1) of the Code. With respect to the Raychem Retirement Plan, the excess, if any, of the amount described in clause
         (x) of the preceding sentence over the amount described in clause (y) therein, is referred to herein as the "Pension Shortfall Amount". On the date of any transfer from the Raychem Retirement Plan to the Transferee Pension Plan, Raychem shall pay to EHU the Pension Shortfall Amount, if any, in cash or cash equivalents.

                 The amount to be transferred shall be equitably adjusted to take into account (i) benefit payments made from the Raychem Retirement Plan to the Retirement Plan Employees after the Closing Date but prior to the date of transfer, and (ii) actual turnover patterns for five years following the Closing Date.

                 (f) Effective as of January 1, 1995, EHU or Ericsson shall, or shall cause JV to, provide Transferred Employees with benefit arrangements that are substantially equivalent to the benefit arrangements provided from time to time to employees of EGE ("Ericsson Benefit Plans"). Transferred Employees shall be given credit under the Ericsson Benefit Plans for service with Raynet and Raychem (to the extent recognized under the Raychem Benefits Plans) for purposes of eligibility, vesting and waiting periods, but in no event for purposes of benefits accruals under the Transferee Pension Plan.

                 (g)      In providing the services and benefits referred to in
         Section 5.15(d) and the coverage referred to in Section 5.15(e), Raychem agrees to act in a reasonable manner consistent with its practices with respect to Raynet employees prior to the Closing Date. The JV shall reimburse Raychem for all reasonable costs incurred by it in providing such benefits and coverage during the period from the Closing Date through December 31, 1994, as such costs are agreed upon by Ericsson and Raychem, and to indemnify Raychem against and hold it harmless from any claims made by or on behalf of Transferred Employees with respect to the period from the Closing Date through December 31, 1994.


                                   ARTICLE 6

                             CONDITIONS TO CLOSING

                 6.1. Conditions to the Obligations of Ericsson, EGE and EHU. The obligations of Ericsson, EGE and EHU under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 9.1:

                 (a) Representations, Warranties and Agreements. All representations and warranties made herein by Raychem or Raynet shall be true and correct in all material respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date with the same effect as though made at and as of such date, and each of Raychem and Raynet shall have performed in all material respects all covenants and agreements required by this Agreement and the JV Transaction Agreements to be performed by it at or prior to the Closing Date. EGE shall have received from Raychem and Raynet certificates, dated the Closing Date and signed by au-thorized officers of Raychem and Raynet, to the foregoing effect.

                 (b) Authorizations, Approvals and Consents. The mandatory waiting period under the HSR Act (including any ex- tension thereof) shall have expired, the required approval by the European Union shall have been obtained, the approval of Ericsson's Board of Directors shall have been received and the authorizations, approvals, consents and other items referred to in Schedule 3.3 as being Closing conditions shall have been obtained.

                 (c) Litigation. No court or governmental agency of competent jurisdiction shall have entered and maintained in effect an injunction or other similar order against consummation of any of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body (i) by any governmental agency or public authority to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement or (ii) by any Person seeking a remedy reasonably likely to have a Material Adverse Effect, nor shall any governmental agency or public authority have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of the laws, rules or regulations of the United States or any state or foreign jurisdiction and that it intends to commence proceedings to restrain or otherwise challenge the consummation of the transactions contemplated by this Agreement, unless such agency or authority shall have withdrawn such notice prior to the Closing Date.

                 (d) Execution of JV Transaction Agreements. The JV Transaction Agreements shall have been executed and delivered by all parties thereto (other than EGE and EHU, as applicable) and shall be in full force and effect.

                 (e) Opinion of Counsel as to Raychem and Raynet. EGE shall have received an opinion or opinions, dated the Closing Date, from United States counsel to Raychem and Raynet reasonably satisfactory to EGE substantially in the form attached hereto as Exhibit 4.

                 (f) Validity of Transactions. All legal and other proceedings or matters in connection with the transactions contemplated hereby and all opinions, certificates and other instruments incident to such transac-tions shall be reasonably satisfactory in form and substance to EGE as it shall reasonably require to carry out the provisions of this Agreement.

                 (g) BellSouth Release. EGE shall have received an executed copy of the Settlement and Release Agreement in substantially the form attached hereto as Exhibit 3.

                 6.2. Conditions to the Obligations of Raychem and Raynet. The obligations of Raychem and Raynet under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 9.1:

                 (a) Representations, Warranties and Agreements. All representations and warranties made herein by Ericsson, EGE and EHU shall be true and correct in all material respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date with the same effect as though made at and as of such date, and each of Ericsson, EGE and EHU shall have performed in all material respects all covenants and agreements required by this Agreement and the JV Transaction Agreements to be performed by it at or prior to the Closing Date. Raychem shall have received from Ericsson, EGE and EHU certificates, dated the Closing Date and signed by authorized officers of EGE and EHU, to the foregoing effect.

                 (b) Authorization, Approvals and Consents. The waiting period under the HSR Act (including any extensions thereof) shall have expired, the required approval by the European Union shall have been obtained, the approval of Ericsson's Board of Directors shall have been received and the authorizations, approvals, consents and other items referred to in Schedule 4.3 as being Closing conditions shall have been obtained.

                 (c) Litigation. No court or governmental agency of competent jurisdiction shall have entered and maintained in effect an injunction or other similar order against consummation of any of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement, nor shall any governmental agency or public authority have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of the laws, rules or regulations of the United States, any state or foreign jurisdiction and that it intends to commence proceedings to restrain or otherwise challenge the consummation of the transactions contemplated by this Agreement, unless such agency or authority shall have withdrawn such notice prior to the Closing Date.

                 (d) Execution of JV Transaction Agreements. The JV Transaction Agreements shall have been executed and delivered by all parties thereto (other than Raychem and Raynet) and shall be in full force and effect.

                 (e) Opinion of Counsel as to Ericsson, EGE and EHU. Raychem shall have received an opinion or opinions, dated the Closing Date, from counsel to Ericsson, EGE and EHU reasonably satisfactory to Raychem substantially in the form attached hereto as Exhibit 5.

                 (f) Validity of Transactions. All legal and other proceedings or matters in connection with the transactions contemplated hereby and all opinions, certificates and other instruments incident to such transactions shall be reasonably satisfactory in form and substance to Raychem as it shall reasonably require to carry out the provisions of this Agreement.

                 (g) BellSouth Release. Raynet shall have executed the Settlement and Release Agreement in substantially the form attached hereto as Exhibit 3.


                                   ARTICLE 7

                                  TERMINATION

                 7.1. Bases for Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a)  by mutual written consent of Ericsson and Raychem;

                 (b) by either Ericsson or Raychem (the "Non-Defaulting Party") if there has been a material breach of any representation, warranty, covenant or agreement on the part of Raychem or Raynet, on the one hand, or Ericsson or EHU, on the other hand, respectively (the "Defaulting Party"), set forth in this Agreement; provided, however, that the Non- Defaulting Party shall not have the right to terminate this Agreement until after it has given written notice to the Defaulting Party of the breach in question and expressing the Non-Defaulting Party's intention so to terminate this Agreement as a result thereof, and the Defaulting Party has subsequently failed to cure such breach within 10 days of the Defaulting Party's receipt of said notice; or

                 (c) by either Ericsson or Raychem if the Closing shall not have occurred on or before December 31, 1994 or such other date as Ericsson and Raychem shall agree upon in writing, otherwise than on account of a material breach of this Agreement by the terminating Party or any of its subsidiaries.

                 7.2. Effect of Termination. In the event of termination of this Agreement by either Ericsson or Raychem as provided in Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Ericsson, EGE, EHU, Raychem or Raynet or their respective Affiliates, officers, directors or employees except to the extent that such termination results from the breach in any material respect by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and except that the provisions of Sections 5.2, 5.9, 7.2, 9.2, 9.4, 9.6, 9.9, 9.11 and 9.12 shall survive any termination of this Agreement.


                                   ARTICLE 8

                   INDEMNIFICATION, CONTRIBUTION AND SURVIVAL

                 8.1. Survival of Representations and Warranties. The representations and warranties of Ericsson, EGE, EHU, Raychem and Raynet set forth in this Agreement or in any certificate delivered by either of them pursuant to this Agreement (except those set forth in Sections 3.1, 3.2, 3.15 and 4.1, which shall survive for the appropriate statute of limitations) shall survive the Closing and the consummation of the transactions contemplated hereby for a period of three years after the Closing and will then and thereupon terminate. No claim shall be made by any Person by virtue of or arising out of or resulting from or relating to the breach of any such representation or warranty unless written notice of such claim shall have been given on or prior to the date on which such representation or warranty shall expire, in which event each such representation and warranty shall, solely with respect to such claim and all other claims arising out of the same specific facts or circumstances, survive until such claims are resolved and all obligations with respect thereto are satisfied. All covenants and agreements of the Parties herein shall survive the Closing without any limitation.

                 8.2. Indemnification by Raychem and Raynet. Raychem and Raynet hereby jointly and severally agree to indemnify and hold harmless Ericsson, EGE, EHU and JV (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) on an after-tax basis from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including without limitation the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, "Damages") which any such indemnified party may sustain, suffer or incur directly or indirectly and which result from, arise out of, are caused by or relate to (a) the breach by Raychem or Raynet of any representation, warranty, covenant or agreement made by it in this Agreement or in any agreement or instrument executed and delivered by it pursuant hereto or (b) any liability not included in the Included Liabilities (which indemnification shall be funded promptly upon notice from the indemnified party). Without limiting the generality of preceding sentence, Raychem and Raynet hereby jointly and severally agree to indemnify and hold Ericsson, EGE, EHU and JV (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) harmless from and against any and all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, removal costs, remediation costs, fines, penalties, expenses of investigation, government submissions, studies and ongoing monitoring, and reasonable attorney's fees) directly or indirectly based upon, arising out of, resulting from or relating to (i) any violation on or prior to the Closing of any Environmental Law by Raynet or its subsidiaries or their predecessors or any of their employees, representatives, agents or any other person or entity acting on behalf of Raynet (including, without limitation, any failure to obtain or comply with any permit, license or other approval or authorization under the provisions of any Environmental Law), (ii) any and all liabilities, obligations or claims under any Environmental Law arising out of or otherwise in respect of any act, omission, event, condition or circumstance occurring or existing in connection with the ownership or operation of the business of Raynet or its subsidiaries or the Properties on or prior to the Closing (including, without limitation, liabilities, obligations or claims relating to (x) investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site, and (y) any claim by any third party, including, without limitation, alleged non-compliance, tort suits for personal or bodily injury, natural resource or property damage or injunctive relief) and (iii) any and all expenditures required to be incurred by JV (x) to enable JV to operate the business of Raynet as conducted on the Closing Date in compliance with all applicable Environmental Laws and (y) to repair and restore all damage to any building, land or property of JV or any third party arising out of or relating to the removal, remediation, cleanup or abatement of the actual or threatened presence or release of any Hazardous Substance existing on or prior to the Closing in connection with the ownership or operations of Raynet or any of its subsidiaries or the Properties. Notwithstanding the foregoing or anything contained in Section 3.18, neither Raychem nor Raynet shall have any responsibility for liabilities under Environmental Law that arise or are incurred or exist only after the Closing Date or liabilities for the use of Hazardous Substances after the Closing Date. Notwithstanding the foregoing, neither Raychem nor Raynet shall have any duty to provide indemnification hereunder to the extent that the Insurance Policies included in the Included Assets cover the Damages claimed. JV shall use its best efforts to secure all available relief under such Insurance Policies.

                 8.3. Indemnification by Ericsson, EGE and EHU. Ericsson, EGE and EHU hereby jointly and severally agree to indemnify and hold harmless Raychem, Raynet and JV (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) on an after-tax basis from and against any and all Damages which any such indemnified party may sustain, suffer or incur directly or indirectly and which result from, arise out of, are caused by or relate to the breach by Ericsson, EGE or EHU of any representation, warranty, covenant or agreement made by it in this Agreement or in any agreement or instrument executed and delivered by it pursuant hereto.

                 8.4.  Claims.  Any claim for indemnity under Sections 8.2, or
8.3 hereof shall be made by written notice from the indemnified party to the indemnifying party specifying in reasonable detail the basis of the claim.
When an indemnified party seeking indemnification under Sections 8.2 or 8.3 receives notice of any Third Party Claims which is to be the basis for a claim for indemnification hereunder, the indemnified party shall give written notice within a reasonable period thereof to the indemnifying party reasonably indicating (to the extent known) the nature of such claims and the basis thereof. Any failure by the indemnified party to provide such notice shall not affect the indemnifying party's obligations hereunder, except to the extent of any material liability caused by such delay. Upon notice from the indemnified party, the indemnifying party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the indemnifying party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the indemnifying party may not settle or compromise any Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall give written notice to the indemnified party as to its intention to assume the defense of any such Third Party Claim within ten (10) business days after the date of receipt of the indemnified party's notice in respect of such Third Party Claim. If an indemnifying party does not, within ten (10) business days after the indemnified party's notice is given, give written notice to the indemnified party of its assumption of the defense of the Third Party Claim, the indemnifying party shall be deemed to have waived its rights to control the defense thereof. If the indemnified party assumes the defense of any Third Party Claim because of the failure of the indemnifying party to do so in accordance with this Section 8.5, the indemnifying party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld).

                 8.5. Limitation of Liabilities. Neither Raychem or Raynet, on the one hand, nor Ericsson, EGE or EHU, on the other hand, shall be obligated to provide indemnification under Section 8.2(a) or 8.3, respectively, unless the aggregate amount of all claims for which any party is liable under
Section 8.2(a) or 8.3, respectively, exceeds $250,000, in which case such party shall be liable for all such amounts. In no event shall the liability of Raychem and Raynet, on the one hand, or Ericsson, EGE and EHU, on the other hand, under this Article 8 exceed $10,000,000.


                                   ARTICLE 9

                                 MISCELLANEOUS

                 9.1. Amendments and Waivers. This Agreement may be amended or modified in whole or in part at any time prior to the Closing by an instrument in writing executed by each of the Parties in the same manner as this Agreement. In addition, any Party may, at its option, by an instrument in writing executed in the same manner as this Agreement, waive or extend the time for the fulfillment of any or all of the conditions herein contained to which its obligations hereunder are subject. No failure by any Party to take any action with respect to a breach of this Agreement or a default by another Party shall constitute a waiver of the former Party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

                 9.2. Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be in writing and shall be validly given, made or served, if delivered personally or sent by mail, recognized courier service, telex or telefax (confirmed by mail or recognized courier service in the case of telefaxes), and shall be deemed effective when actually received, as follows:

                 (a)  If to Ericsson, EGE or EHU, to:

                      Telefonaktiebolaget L M Ericsson
                      Telefonplan
                      S-126 25 Stockholm
                      Sweden
                      Attention:  Johan Brundell, Esq.
                      Fax:  011 46 8 719-4735

                      With copies to:

                      Ericsson GE Mobile Communications Inc.
                      1 Triangle Drive
                      P.O. Box 13969
                      Research Triangle Park,
                      Raleigh, NC 27709
                      Attention:  Mans Ekelof, Esq.
                      Fax:  919 990-7453

                      and

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, New York 10004
                      Attention:  Richard R. Howe, Esq.
                      Fax:  212 558-3588

                 (b)  If to Raychem or Raynet, to:

                      Raychem Corporation
                      300 Constitution Drive, Mail Stop 120/8502
                      Menlo Park, California 94025-1164
                      Attention:  General Counsel
                      Fax:  415 361-4305

                      With a copy to:

                      Heller Ehrman White & McAuliffe
                      525 University Avenue
                      Palo Alto, California 94301-1900
                      Attention:  Sarah A. O'Dowd, Esq.
                      Fax:  415 324-0638

                 (c)  If to JV, to:

                      Ericsson Raynet
                      155 Constitution Drive
                      Menlo Park, California 94025-1106
                      Attention:  Chief Executive Officer
                      Fax:  415 324-6668

                      With copies to EHU and Raynet as above provided

or to such other address or addresses as any party may from time to time designate in writing delivered in a like manner to the other parties hereto.

                 9.3. Assignment. Except as otherwise expressly provided herein, none of the Parties shall assign this Agreement or any rights, benefits or obligations hereunder without the prior written consent of the other Parties. Any attempt to so assign or delegate any of the foregoing without such consent shall be void. Notwithstanding the foregoing, prior to the Closing Date, Raynet may merge with and into Raynet International, Inc., a California corporation that is a wholly owned subsidiary of Raynet, which company thereupon shall succeed to the rights and obligations of Raynet hereunder. As used herein, "Raynet" includes Raynet International, Inc.

                 9.4. Guarantees. (a) Ericsson hereby irrevocably and unconditionally guarantees the due and punctual payment of all amounts required to be paid by EHU hereunder and the performance in accordance with their terms of all liabilities and obligations of EHU hereunder; provided, however, that the obligations of Ericsson pursuant to this guarantee shall be subject to the same limitations as apply to the obligations of EHU set forth herein. This guarantee shall be a continuing guarantee of payment and performance, and not a guarantee of collection only. This guarantee is absolute and continuing, and the obligations and liabilities of Ericsson hereunder shall be primary and not secondary. This guarantee shall extend to, and Ericsson waives any notice with respect to, any modification, amendment or waiver by Ericsson or EHU of any provision of this Agreement which is made in accordance with the provisions of
Section 9.1 hereof. The obligations of Ericsson under this guarantee may be enforced directly against Ericsson and Ericsson waives presentation to, demand for payment from or protest to EHU of any of the obligations hereby granted, and also waives notice of protest for non-payment or other satisfaction.

                 (b) Raychem hereby irrevocably and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Raynet hereunder and the performance in accordance with their terms of all liabilities and obligations of Raynet hereunder; provided, however, that the obligations of Raychem pursuant to this guarantee shall be subject to the same limitations as apply to the obligations of Raynet set forth herein. This guarantee shall be a continuing guarantee of payment and performance, and not a guarantee of collection only. This guarantee is absolute and continuing, and the obligations and liabilities of Raychem hereunder shall be primary and not secondary. This guarantee shall extend to, and Raychem waives any notice with respect to, any modification, amendment or waiver by Raychem or Raynet of any provision of this Agreement which is made in accordance with the provisions of
Section 9.1 hereof. The obligations of Raychem under this guarantee may be enforced directly against Raychem, and Raychem waives presentation to, demand for payment from or protest to Raynet of any of the obligations hereby guaranteed, and also waives notice of protest for non-payment or other satisfaction.

                 9.5. Bulk Transfer Laws. The Parties hereby waive, on behalf of EHU and JV and their respective successors and assigns, compliance by Raynet and EHU with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the transfer of the Purchased Assets or Contributed Assets to EHU and JV. Raychem and Raynet shall jointly and severally indemnify and hold harmless EHU and JV against any and all liabilities that may be asserted by third parties against EHU or JV to the extent such liabilities result from noncompliance by it with any such bulk transfer law.

                 9.6. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT IF SUCH STATE'S CHOICE OF LAW PROVISIONS INDICATE THAT ANOTHER JURISDICTION'S LAWS ARE APPLICABLE, SUCH CHOICE OF LAW PROVISIONS WILL NOT BE APPLICABLE.

                 9.7. Section and Other Headings. Headings of the articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                 9.8. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

                 9.9. Entire Agreement. This Agreement constitutes the entire and only agreement between the Parties relating to the subject matter hereof. Any and all prior arrangements, representations, promises, understandings and conditions in connection with said matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any Party.

                 9.10. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

                 9.11. Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and JV and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and JV and their respective successors and assigns and for the benefit of no other Person.

                 9.12. Consultation and Arbitration.

                 (a) The Parties agree that they shall attempt to resolve in good faith disputes arising in connection with this Agreement or any Exhibit hereto. Each Party agrees to designate for this purpose a representative who is authorized to make decisions on such Party's behalf. A dispute shall be referred by a Party for consultation between the Parties by delivering written notice to the other Party briefly stating the nature of the dispute and requesting consultation.

                 (b) In the event that, upon the expiration of sixty (60) calendar days after receipt of the notice referred to in Section 9.12(a), the Parties are unable to resolve the matter in dispute, and if the matter relates to any alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Exhibit hereto, then the dispute shall be resolved in the manner provided in Section 9.12(c).

                 (c) Any dispute with respect to an alleged breach of any representation, warranty, covenant or agreement in this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any Party, which is not resolved through consultation as provided in Section 9.12(a) and (b), shall be resolved by an arbitration proceeding conducted in accordance with the following:

                 (i) The arbitration proceeding shall be governed by the rules of the American Arbitration Association ("AAA");

                 (ii) The arbitrators shall be qualified by education and training to pass upon the particular matter to be decid- ed;

                 (iii) There shall be three (3) arbitrators, one of whom shall be selected by the Party seeking to initiate arbitration, one by the other Party and the third by the two arbitrators so selected;

                 (iv) The arbitration proceeding shall take place in a location in the United States selected by majority vote of the arbitrators;

                 (v) The Parties shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both Parties shall receive notice of the subject of the arbitration, and the arbitration shall not be binding on the Parties with respect to any matters not specified in such notice. Should the Parties fail to reach an agreement as to the conduct of such proceedings, the arbitration panel shall formulate its own procedural rules and promptly commence the arbitration proceedings;

                 (vi) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitration panel shall issue its decision in writing within forty-five (45) calendar days from the hearing of final arguments by the Parties;

                 (vii) The arbitration award shall be given in writing and shall be final and binding on the Parties with respect to the subject matter identified in the notice called for by Section 9.12(c)(v), and not subject to any appeal and shall deal with the question of costs of arbitration;

                 (viii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                 (ix)  The Parties shall not submit a dispute subject to this
         Section 9.12(c) to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 9.12(c) or to enforce the award of the arbitration panel, and if court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other Party; and

                 (x) The Parties shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by law.

                 IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                  TELEFONAKTIEBOLAGET L M ERICSSON


                                  By:     /s/  ROLF NORDSTROM
                                     -------------------------------------------
                                  Name:        Rolf Nordstrom
                                  Title:       Vice President

                                  ERICSSON GE HOLDING MOBILE COMMUNICATIONS INC.


                                  By:     /s/  ROLF NORDSTROM
                                     -------------------------------------------
                                  Name:        Rolf Nordstrom
                                  Title:       Vice President


                                  ERICSSON GE HOLDING INC.


                                  By:     /s/  ROLF NORDSTROM
                                     -------------------------------------------
                                  Name:        Rolf Nordstrom
                                  Title:


                                  RAYCHEM CORPORATION


                                  By:     /s/  ROBERT J. SALDICH
                                     -------------------------------------------
                                  Name:        Robert J. Saldich
                                  Title:       CEO/President


                                  RAYNET CORPORATION


                                  By:     /s/  R. G. KELSCH
                                     -------------------------------------------
                                  Name:        R. G. Kelsch
                                  Title:       President

                        EXHIBITS, ANNEXES, AND SCHEDULES


NOTE: The following EXHIBITS, ANNEXES, and SCHEDULES to the FORMATION AGREEMENT dated as of October 10, 1994, have not been included in this filing:

EXHIBITS
     2       Guarantee Agreement
     3       Release of BellSouth Agreements
     4       Opinion of Counsel to Raychem and Raynet
     5       Opinion of Counsel to Ericsson, EGE and EHU

ANNEXES
     A       Included Assets
     B       Excluded Contracts

SCHEDULES
     1       Ongoing BellSouth Arrangements

     3.3     Raychem and Raynet consents
     3.4     Raynet equity interests
     3.5     Exceptions to Financial Statements
     3.9     Changes subsequent to June 30, 1994
     3.10    Raynet Real Property
     3.11    Raynet litigation
     3.12    Raynet compliance with laws, etc.
     3.13    Raynet Material Contracts
     3.15    Raynet Tax matters
     3.16    Raynet Employee Benefit Plans
     3.17    Raynet Intellectual Property Rights
     3.18    Raynet Environmental matters
     3.19    Raynet Insurance policies
     3.21    Raynet Permits, Licenses, etc.
     3.23    Raychem Arrangements

     4.2     EGE Conflicts, etc.
     4.3     EGE Consents

     5.5     Exceptions to Conduct of Business in ordinary course


A copy of the omitted EXHIBITS, ANNEXES, and SCHEDULES above will be furnished supplementally to the United States Securities and Exchange Commission upon request.